Exhibit 99.3


FOR IMMEDIATE RELEASE

CONTACTS:         Corporate Contact:
                  John Carlson, Exec VP & CFO
                  480-505-4869


                            Alanco Technologies, Inc.
                         to Raise Approximately $500,000
                          in Registered Direct Offering



(Scottsdale, AZ - July 9, 2010) - Alanco Technologies, Inc., (NASDAQ: ALAN), announced today that it has received commitments from certain institutional investors to purchase an aggregate of approximately $500,000 of Alanco's securities in a registered direct offering.

Alanco expects to receive net proceeds of approximately $460,000 after deducting placement agent fees and other offering expenses. Alanco has entered into a securities purchase agreement with these investors pursuant to which Alanco has agreed to sell an aggregate of up to 2,173,913 shares of Common Stock and Warrants exercisable for up to 760,871 additional shares of its Common Stock. Each unit, consisting of one share of Common Stock and 0.35 of a Warrant to purchase a share of Common Stock, will be sold for a purchase price of $0.23 per unit.

The Warrants to purchase additional shares will be exercisable at an exercise price of $0.33 per share beginning immediately and will expire three years from the date that the Warrants are issued. Alanco expects to use the net proceeds of the offering for working capital and other general corporate purposes, including, without limitation, for the funding of potential acquisitions of other businesses. Source Capital Group acted as the exclusive placement agent for the transaction.

The offering is made pursuant to the Company's shelf registration statement on Form S-3 (File No. 333-163288), which was declared effective by the Securities and Exchange Commission on December 30, 2009. The Company, pursuant to Rule 424(b) under the Securities Act of 1933, shall file with the Securities and Exchange Commission a prospectus supplement relating to the offering. Copies of the final prospectus and accompanying prospectus supplement relating to the offering may be obtained from the SEC's website at http://www.sec.gov.

Alanco Technologies, Inc. provides wireless monitoring and asset management solutions through its StarTrak Systems subsidiary. StarTrak Systems is the dominant provider of tracking, monitoring and control services to the refrigerated or "Reefer" segment of the transportation marketplace, enabling customers to increase efficiency and reduce costs of the refrigerated supply chain. For more information, visit the Alanco website at www.alanco.com or StarTrak Systems at www.startrak.com.

EXCEPT FOR HISTORICAL INFORMATION, THE STATEMENTS CONTAINED IN THIS PRESS RELEASE ARE FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALL SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO, AND ARE QUALIFIED BY, RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY THOSE STATEMENTS. THESE RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, REDUCED DEMAND FOR INFORMATION TECHNOLOGY EQUIPMENT; COMPETITIVE PRICING AND DIFFICULTY MANAGING PRODUCT COSTS; DEVELOPMENT OF NEW TECHNOLOGIES THAT MAKE THE COMPANY'S PRODUCTS OBSOLETE; RAPID INDUSTRY CHANGES; FAILURE OF AN ACQUIRED BUSINESS TO FURTHER THE COMPANY'S STRATEGIES; THE ABILITY TO MAINTAIN SATISFACTORY RELATIONSHIPS WITH LENDERS AND REMAIN IN COMPLIANCE WITH FINANCIAL LOAN COVENANTS AND OTHER REQUIREMENTS UNDER CURRENT BANKING AGREEMENTS; AND THE ABILITY TO SECURE AND MAINTAIN KEY CONTRACTS AND RELATIONSHIPS.

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